Amendment to Amended and Restated Securities Lending Agreement

Between

U.S. Bank National Association and

Nuveen Investment Funds, Inc.

THIS AMENDMENT, dated as of September 22, 2016, by and between U. S. Bank National Association (the “Bank”) and Nuveen Investment Funds, Inc. (formerly known as First American Investment Funds, Inc.) (“NIF”).

WHEREAS, the Bank and NIF have entered into an Amended and Restated Securities Lending Agreement dated as of February 17, 2010, as amended as of December 30, 2010, January 1, 2012 and January 1, 2014 (the “Agreement”), pursuant to which the Bank engages in securities lending as agent for certain series of NIF (each series a separate “Customer” and together the “Customers”) with respect to certain securities owned by each Customer.

WHEREAS, the Bank and NIF wish to amend the Agreement to revise the fee payable thereunder, and to change the vehicle into which securities lending cash collateral shall be reinvested from Mount Vernon Securities Lending Prime Portfolio to First American Government Obligations Fund, Class X shares.

NOW THEREFORE, the Bank and NIF, intending to be legally bound, agree as follows:

1.	U.S. Bank shall redeem each Customer’s investments in Mount Vernon Securities Lending Prime Portfolio, and reinvest the proceeds in First American Government Obligations Funds, Class X shares, prior to October 14, 2016.

2.	The following amendments to the Agreement shall be effective as of the date of such reinvestment:

a.	Section 1 of the Agreement is hereby amended as follows:

The definitions of “Prime Portfolio” and “Offering Memorandum” are hereby deleted.

The following definitions are hereby added:

“Government Obligations Fund” shall mean First American Government Obligations Fund, a series of First American Funds, Inc.

“Offering Documents” shall mean the currently effective prospectus and statement of additional information for Government Obligations Fund.

b.	Section 3(g) of the Agreement is hereby amended to read as follows:

3 (g) To invest Cash Collateral for the benefit of the Customer in Class X shares of Government Obligations Fund.

c.	All other references in the Agreement to Prime Portfolio are hereby amended to refer to Government Obligations Fund.

d.	All other references in the Agreement to Offering Memorandum are hereby amended to refer to Offering Documents.

e.	Exhibit B to the Agreement, as most recently amended in the Amendment to Amended and Restated Securities Lending Agreement between U.S Bank National Association and Nuveen Investment Funds, Inc. dated as of January 1, 2014, is hereby replaced in its entirety with the following:

Exhibit B

Securities Lending Fee

NIF shall pay to the Bank, on behalf of the Customers, a fixed annual fee, payable monthly, for administering the securities lending program for such Customers. Such fee shall be calculated as follows:

1.	The annual fee shall be $708,995, which is based upon the Customers’ proportionate share of the Bank’s expense of operating its securities lending program.

2.	1/12th of the annual fee will be charged to the Customers each month, with such monthly charge being allocated among the Customers in proportion to their respective earnings from securities lending during such month, provided, however, that such Customer’s fee for such month will be reduced, if necessary, so that the sum of (a) that portion of all fees earned by U.S. Bancorp Asset Management, Inc. (“USBAM”) and its affiliates from Government Obligations Fund during such month that is allocable to such Customer, plus (b) the monthly fee paid by such Customer to the Bank under this Agreement, does not exceed 20% of the sum of (i) the Customer’s Net Income for such month plus (ii) that portion of the fees earned by USBAM and its affiliates from Government Obligations Fund during such month that is allocable to such Customer.

3.	The monthly fee for each Customer shall be calculated and retained by the Bank out of such Customer’s Net Income for such month, provided, however, that if the fee is not so retained, NIF, on behalf of such Customer, shall pay such fee upon request from the Bank.

4.

In connection with the potential renegotiation of the annual fee pursuant to Section 8(a) of the Agreement, the Bank shall provide to NIF at the end of each calendar year (a “Current Calendar Year”) (a) the expense of operating the Bank’s securities lending program during the preceding calendar year, as presented to the board of directors of the First American Funds as part of its contract renewal process during such Current Calendar Year, and (b) the Customers’ proportionate share of the securities lending transaction activity of all of the Bank’s securities lending clients during such Current Calendar Year.

Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written by their duly authorized officers.

NUVEEN INVESTMENT FUNDS, INC.

By:	/s/ Kathleen L. Prudhomme
Name:	Kathleen L. Prudhomme
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kenneth L. Delecki
Name:	Kenneth L. Delecki
Title:	Head of Securities Lending